PRESENTATION

Operator

Ladies and gentlemen, welcome to your third-quarter 2007 PokerTek Inc. earnings conference call. My name is Mike; I will be your operator today. At this time, all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS). As a reminder, ladies and gentlemen, this conference is being recorded for replay purposes and we will be taking questions at the conclusion of today's presentation. I would now like to turn the presentation over to your host for today's call, Mark Roberson, Chief Financial Officer. Sir, please proceed.

Mark Roberson - PokerTek, Inc. - CFO

Good afternoon, and welcome to the PokerTek Inc. third-quarter 2007 earnings conference call. Today's call is being recorded and will be available for replay.

Speaking on today's call will be myself, Mark Roberson, Chief Financial Officer and Chris Halligan, Chief Executive Officer.

Before we begin, I would like to remind you that this call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements sometimes includes the words may, will, estimate, intend, and other similar words. Statements relating to expectations regarding future plans and developments, financial and sales goals and operating performance are typical of such statements. Such statements are subject to risks and uncertainties and actual results could differ from those estimates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You can learn more about these statements in our Form 10-K for fiscal 2006 and other SEC filings.

First, I would like to say that I am pleased to be part of the PokerTek team. Having been with the Company for several weeks now, I continue to be impressed with the caliber of this management team and the market potential for our casino and amusement products. I look forward to communicating with you through these quarterly earnings conference calls and hope to be able to enhance your understanding of our business and our financial performance.

Today, I will discuss our financial results for the three and nine-month periods ended September 30, 2007. Chris will update you on the casino and amusement business and we will take your questions.

Before we dig in on financials, however, I think it is appropriate for Chris to say a few words and kick off today's discussion.

Chris Halligan - PokerTek, Inc. - CEO

Thank you, Mark. I would like to begin by expressing my enthusiasm about being the CEO of PokerTek. PokerTek has a great team, customers, products, and future potential and it's good to be with you all today. With that said, in the last few months, we've experienced a strange disconnect at our company. Internally, we are optimistic for reasons we will communicate to you during this call. Change always causes anxiety, though, and our Company has experienced a fair amount of change recently. With that in mind, I would like to begin today's call by addressing two issues head on before we get into the meat of the call.

First, I would like to address the matter involving our past CFO. That was an unfortunate incident to be sure, but our audit committee and retained outside counsel have studied the issue carefully and we believe it's fully closed. We have an excellent new CFO in place today, Mark Roberson. He is the type of financial leader we need to take our Company through to the next phase of growth.

Second, I would like to address the management transition from Lou White to myself as CEO. I joined the Company a year ago and as Lou and I worked closely together over the last year, it became clear that his entrepreneurial skills and my professional background made a great combination. The timing of the change from Lou to me had no connection with the incident regarding our past CFO. Rather, it was timed to serve the needs of our business.

I wanted to open the call by addressing these two items because there is a significant reason for optimism at PokerTek. We believe in our business and we are seeing progress firsthand. There is work to be done, but we're making important strides and see a bright future ahead. I will now turn the call back over to Mark for a summary of our results and follow up with commentary.

Mark Roberson - PokerTek, Inc. - CFO

Thanks, Chris. I will cover the financial results for the quarter and year-to-date and provide information on our balance sheet and cash position. However, before we get into the numbers for the quarter, I would like to cover a few broad topics first.

You will notice that our sequential revenue growth in Q3 has not mirrored the growth in the number of installed tables. There are several factors that impact that comparison. A large portion of the tables installed during the quarter began generating revenue late in the quarter, so you are not going to be able to take the total number of tables at period end and simply calculate the expected revenue. As you know, this comes with the territory on a recurring revenue business model.

Our table cable count also represents both ten- seat and two-seat PokerPro tables, which can produce different amounts of revenue. In the future, you should expect the timing of revenue growth will lag the growth in tables due to the timing of installs combined with the impact of regulatory and customer specific trial periods. In addition, our expenses were unusually high in Q3 compared with prior quarters.

I suspect that it will not come as a surprise but legal and professional fees were considerably higher than normal, specifically in relation to the matters involving our former CFO, the Tellis lawsuit and an unusually heavy amount of patent activity. While those types of professional fees should come down, I would not expect our operating expenses to revert all the way back down to Q1 and Q2 levels, as we will continue to invest in infrastructure necessary to support the growth that we see ahead in 2008. And we'll also be spending additional dollars related to Sarbanes compliance and other support areas.

As of September 30, 2007, we had 131 tables installed. That's an increase of 27 tables from June of 2007 and an increase of 110 from September of 2006. Of the 131 tables installed, 80 tables generated a full quarter's worth of license revenue during Q3; 30 tables generated partial license revenue during Q3 and would be expected to generate a full quarter's worth in Q4; 21 tables were in field trials during Q3. Chris will speak more to the business climate and our expectations, but we believe we are on track to finish 2007 at or near 200 installed tables.

On the regulatory front, we have made significant headway and have substantial opportunities ahead. A brief status update. We are approved and operating in several states including Mississippi, Arkansas, Connecticut and Michigan. We're in various stages of the regulatory process in many other key states, including New Jersey, Nevada, Iowa, and others.

With that backdrop, we'll now discuss performance for the quarter as compared to the comparable period of 2006. Revenues were up 350% to $1.1 million from $239,000 during Q3 2006. Recurring license fees were $621,000, up 360% from $135,000 during 2006, primarily due to the increase in revenue producing tables at domestic and international casinos, including cruise ships. Product sales were $455,000 for the quarter, up 340%, primarily due to increased sales to Aristocrat, our international distributor.

In addition, while not significant to the numbers, it is worthy of note that the first three Heads-Up Challenge units shipped at the end of the quarter and are included in product sales.

Operating expenses and cost of product sales increased $2.6 million, 94.5%. As previously mentioned, we had some unusual expenses in the quarter and continue to invest in intellectual property and regulatory and to position the Company for the opportunities ahead. In addition, our cost of product sales increased primarily due to increased business with Aristocrat.

As a result, our quarterly net loss increased to $4.1 million from $2.3 million in the same period of 2006, resulting in a net loss per common share, basic and diluted, of $0.37 compared to a loss of $0.24 for the third quarter of 2006.

On a year-to-date basis, revenues were $2.6 million, up approximately $1.6 million and 152% from $1.0 million for the same period of 2006.
The revenue breakdown was as follows -- year-to-date license fees were $1.7 million, up 176% from $629,000 during 2006. Year-to-date product sales, primarily, again, to Aristocrat, were $852,000 up 114% from 2006. Operating expenses and cost of product sales increased $4.8 million or 61.7%. As a result, our year-to-date net loss increased to $9.5 million from $6.1 million in the same period of 2006, resulting in a net loss per common share of $0.92 compared to a loss of $0.65 in 2006.

I'll now speak to our balance sheet and cash flows. We finished the quarter with no debt and cash and cash equivalents of approximately $11.1 million. The major assets on our balance sheet consist of inventory of $2.1 million, basically representing components on hand and ready for use in upcoming PokerPro systems and property and equipment, net of accumulated depreciation, totaled about $4.9 million, which, as you know, primarily represents PokerPro systems deployed in the field under our licensing arrangements. On a year-to-date basis, we've used $10.8 million in combined cash for operations and investing activities, consisting of $7.6 million of cash used in operations and $3.2 million of capital expenditures, again, primarily related to additional PokerPro casino tables.

While we do not provide specific earnings guidance related to future periods, we can say that we expect P&L operating results to improve in future quarters on a larger installed base of revenue generating PokerPro tables and as we begin to see sales and margins kick in from the Heads-Up Challenge product. At the same time, we will continue to make appropriate infrastructure investments and working capital investments to support the growth of the casino business and to fund the launch of the Heads-Up Challenge product line and to position the Company for long-term success. Chris.

Chris Halligan - PokerTek, Inc. - CEO

Thanks, Mark. I would like to provide some commentary to go along with the financials on the two main areas of our Company and I will begin with our casino products business. As Mark mentioned, we finished Q3 of 2007 with 131 casino tables installed worldwide. One year ago on this call, we announced 21 tables installed. Our growth in the past year is on track. We've mentioned that in the past we hope to finish 2007 at or near 200 casino tables installed. We still believe that goal is within our reach. Beyond the numbers, I would like to highlight some recent developments to illustrate our progress in the casino space.

Last week, we completed another showcase casino installation, this time at the beautiful Mohegan Sun Casino in Uncasville, Connecticut. The Mohegan Sun opened their new poker room with eight ten-seat PokerPro tables, marking the seventh 100% PokerPro room in the world. Early returns from the opening of Mohegan Sun are positive and they further illustrate the growth in our casino business. More significantly, the Mohegan Sun installation signaled the continuation of a significant trend, the implementation of the 100% PokerPro room.

One year ago, there were no automated poker rooms in the world and the idea had no currency amongst operators or players. It's a tribute to the quality of our products and the economics of automated poker that we are now seeing this trend blossom in the market among respected operators worldwide. The 100% PokerPro room and the rate of its adoption in the market is a meaningful signal of success for us and we are quite happy to partner with Mohegan Sun.

Next, I'd like to comment on the installation of PokerPro tables on the fleet at Carnival Cruise lines. As you know, Carnival is a large and innovative gaming operator. Based on recent installations, PokerPro tables now reside in almost 100% of the Carnival fleet and will be on 100% of the Carnival fleet by the end of the month. What that means is that in just two short years, we've gone from trial to standard with a respected operator. Such a customer commitment doesn't just speak to the quality of our products, but it also speaks to our commitment to customer success. We are committed to satisfying all of our customers and we earn their trust by following through on our words.

Next, I would like to address the ongoing success of our partnership with Aristocrat, which is further signified by our continued growth at the Galaxy StarWorld in Macau and our first-ever Latin American installations at the Marriott in Panama.

Just as PokerTek did in its beginnings, Aristocrat has worked hard in the last year to educate the internal market, overcome regulatory hurdles, and game player and operator acceptance. We feel that the future of our partnership with Aristocrat is solid and on track as it continues to deliver results. While each of these bits is useful on its own, together, they paint an interesting picture. What we see internally is this -- number one, prestigious properties are going 100% PokerPro. Number two, 100% PokerPro rooms have grown from a standing start to a market reality in under one year. Number three, customers that try our products and commit to their successful use are finding them to be a great fit for their customers and their P&L. And number four, our largest partnership is continuing to develop and deliver. In short, we're putting meat on the bone in the casino division of PokerTek and our sources for optimism are real.

We've still got a lot of work to do to make the casino business all that it can be. We are in the process of moving from novelty to acceptance and then standard in the market. We will still run into circumstances where we launch with a customer and they elect to reduce table count, change the way they use our product or otherwise retrench, but the trend towards automated poker is continuing.

The other exciting component of our business is our newly launched amusement division, highlighted by Heads-Up Challenge World Series of Poker edition. For those that don't know, Heads-Up Challenge is a two-person amusement-only poker game that targets restaurants and bars. We started this business in earnest and are pleased with the early returns. We sold a small number of Heads-Up Challenge units in Q3 and have followed that by selling many more to date in Q4. Response to product availability has been solid and Heads-Up Challenge was selected as a finalist for the most Innovative Product Award at this fall's American Music Operators Association show in Las Vegas.

Early data from the games we have placed in the field are in the range that we expected and point to solid player adoption and more importantly, acceptable payback to operators and distributors. The historic adoption model in the amusement chain for operators is to place sample units in trial locations so to judge performance and planned future orders. We believe that this cycle is months long and varies from operator to operator. With that said, we know from our own trial units and the monitoring of games in the field that Heads-Up Challenge is well-positioned for success. It has performed well in our own tests and is now demonstrating value to operators in the field. Looking forward, we anticipate our Asian supply chain to be online in time to serve Q1 demand for Heads-Up Challenge. This will have a tremendous effect on costs in addition to giving us infrastructure to respond if demand exceeds our expectations. Our stated objective of growing in the 200 units sold per month by the end of 2008 still feels reasonable, but I would mention that we're new in this business and anticipate that we will learn a tremendous amount in the months to come.

To summarize overall, I would leave you with the following -- we continue to find success as we pioneered the automated poker market in casinos. Our table growth over the last year speaks for itself. Second, we are off to a promising start in the amusement business. Heads-Up Challenge appears to be a winning product and channel interest continues to build. Finally, our team is confident, unified, and focused on delivering long-term success for our customers, our investors, and ourselves. I'd now enjoy taking questions.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Mark Smith, Feltl.

Mark Smith - Feltl and Company - Analyst

Just a couple of quick questions. First, Mark, can you kind of quantify how much the legal fees in the investigation were in SG&A?

Mark Roberson - PokerTek, Inc. - CFO

Yes, I would say in total legal fees, including patent activity, Tellis, and the CFO investigation totaled upwards of 800,000 to $900,000. The biggest chunk of that was actually in the patent area. As you know, we took a charge of $250,000 for Tellis in the quarter under FAS 5, which is a non-cash in Q3. We incurred roughly $100,000 in connection with the investigation, and we had a lot of patent activity in the quarter.

Mark Smith - Feltl and Company - Analyst

Okay. Great. And then can you give us just a little more on the table breakdown? Namely, how many Aristocrat tables and how many two-person tables we ended up with at the end of the table -- in the casino business?

Mark Roberson - PokerTek, Inc. - CFO

Yes, at the end of the quarter, we had 13 two-person tables.

Mark Smith - Feltl and Company - Analyst

And how about Aristocrat? How many tables?

Mark Roberson - PokerTek, Inc. - CFO

Yes, we ended the quarter with 27 Aristocrat tables.

Mark Smith - Feltl and Company - Analyst

27 Aristocrat. Great. And then last question from me, kind of a three-parter here. Heads-Up Challenge, it sounds like you had three here in the third quarter. And then can you talk about progress so far in the fourth quarter?

Mark Roberson - PokerTek, Inc. - CFO

Yes, we had three units go out that made it into Q3. We are working on getting the remaining 165 from the initial seed stock in; some of those have gone out. We're anticipating a large portion of those being delivered in Q4. Some of those, however, may be under trial periods, so even if we deliver all 165, which we don't think we would do, we would probably hold a few back anyway. All of that revenue would not hit in Q4.

Mark Smith - Feltl and Company - Analyst

And the first shipment from your Asian producer won't be until Q1 for sure?

Mark Roberson - PokerTek, Inc. - CFO

Correct. That's what we believe, yes. It would be early Q1.

Mark Smith - Feltl and Company - Analyst

Okay. And just to clarify on your outlook for the Heads-Up Challenge, I think Chris, you said that 200 per month still feels reasonable, reaching that point at some point in 2008?

Chris Halligan - PokerTek, Inc. - CEO

We want to grow into that, next year. And Mark, it's an exciting space. We've gotten great feedback and we think that we can grow into that number. It's possible we could exceed it, but it's hard to predict the ramp at this stage.

Mark Smith - Feltl and Company - Analyst

All right. That's everything for me. Thank you.

Operator

(OPERATOR INSTRUCTIONS). Todd Eilers, Roth Capital Partners.

Todd Eilers - Roth Capital Partners - Analyst

Just a couple questions here. Can you give -- I don't know if you guys gave what your current count is right now. Sometimes you guys have done that in the past. Could you maybe give that to us?

Chris Halligan - PokerTek, Inc. - CEO

We didn't provide a current count. I will reiterate that we've kind of set expectations that we will end the year at or near 200, and we think we will achieve that.

Todd Eilers - Roth Capital Partners - Analyst

Okay. And, did you guys have any -- for your international to Aristocrat, did you have any demos this quarter -- sold?

Chris Halligan - PokerTek, Inc. - CEO

No, we did not.

Todd Eilers - Roth Capital Partners - Analyst

Okay. And then, let's see, with regards to Heads-Up entertainment or Heads-Up amusement, can you maybe quantify what the incremental OpEx might have been for that business unit, kind of help us understand maybe what hit this quarter for that business?

Mark Roberson - PokerTek, Inc. - CFO

I would say during Q3 we incurred in the neighborhood of $250,000 of additional expenses, R&D-related through the Heads-Up Challenge business.

Chris Halligan - PokerTek, Inc. - CEO

But those are less operating expenses and more capital expenses. We haven't added a tremendous amount of people to deal with that business.

Todd Eilers - Roth Capital Partners - Analyst

Got it. Okay. How about -- you guys indicated some numbers for the legal fees in the quarter. With regards to the patent activity, you said 800 to $900,000 was a little bit higher than normal. Could you maybe tell us what is kind of a normal range on a quarterly basis for --?

Mark Roberson - PokerTek, Inc. - CFO

Aa for the patent work, it was more in the neighborhood of 500,000 to $600,000.

Todd Eilers - Roth Capital Partners - Analyst

Okay, it was 800 to 900,000 total.

Mark Roberson - PokerTek, Inc. - CFO

Total. Yes. You know, in our business I'm not sure there's such a thing as normal, but I would anticipate more in the 100 to 200 range going forward.

Todd Eilers - Roth Capital Partners - Analyst

Okay.

Mark Roberson - PokerTek, Inc. - CFO

This was a very heavy quarter in terms of especially foreign patent applications.

Todd Eilers - Roth Capital Partners - Analyst

Okay. That helps. I think that does it for me. Thanks, guys.

Operator

(OPERATOR INSTRUCTIONS). We have a follow-up from Mark Smith.

Clint Morrison - Feltl and Company - Analyst

Actually it's Clint Morrison sitting in here with Mark. A question and just kind of a follow-on on the last one, it's kind of confusing. Can you give us sort of what a normalized SG&A is going to be if you strip out all the extra? You indicated it's not going to go back to where it was. And I was just trying to get a sense of what a normalized would have been for this quarter.

Mark Roberson - PokerTek, Inc. - CFO

Well, if you look at kind of where we were in Q2 and then where we were in Q3, we're not going to go all the way back to the level of Q2.

Clint Morrison - Feltl and Company - Analyst

So a couple hundred grand on top of Q2 or is that being too optimistic?

Mark Roberson - PokerTek, Inc. - CFO

That's reasonable to optimistic. We are going to spend some money on Sarbanes. We're going to have a few other things go in, but as you said 2 to 3, I think that would be reasonable.

Clint Morrison - Feltl and Company - Analyst

Okay, fair enough. And the [B-2], your bar table, is just starting up. I just wanted to clarify a little bit. Can you talk a little bit -- do you have any sort of trial period? I am trying to get a sense of what the revenue share is and at what point that revenue kicks in, i.e., is there a trial period? Is there a long lag as this gets through the distributor channel until it gets to a bar and you start sharing in revenues? Can you just talk a little bit about when the revenue pool comes and what kind of percentage you anticipate sharing in?

Mark Roberson - PokerTek, Inc. - CFO

I'll take part of that and then Chris will probably jump in for some more color. But on the trial period, with this initial -- these initial seed units that we're putting out in the field, to really start to establish the market, we're going to have some trial periods associated with some of those units. Having trial periods will not be the standard going forward with our production units.

Clint Morrison - Feltl and Company - Analyst

Okay, so when you ship a unit assuming the distributor places it, you could be seeing revenue a few weeks after?

Mark Roberson - PokerTek, Inc. - CFO

Yes.

Chris Halligan - PokerTek, Inc. - CEO

Yes.

Clint Morrison - Feltl and Company - Analyst

Okay, what's the revenue share kind of range we're thinking

Chris Halligan - PokerTek, Inc. - CEO

Clint, the model is 14%. And that's something that I think will prove out over time. It could come in a little lower; it could come in a little higher. But I think we'll -- like I said, we will know a lot more over the next few months.

Clint Morrison - Feltl and Company - Analyst

Yes. Okay, and then just the last question if you can clarify a little bit. And I realize there's a lag time, but would have expected a little higher licenses, obviously. You had 80 full time in this quarter. You had 61 full time in the previous quarter, which also had a lag effect but the license fees didn't really change. Are we seeing a declining per table revenue or are we providing richer trial periods in the bar tables -- I mean in the casino tables? Or why aren't we seeing a little more license revenue?

Chris Halligan - PokerTek, Inc. - CEO

I think it's primarily a function of the regulatory trial periods, is what we're running into because we're getting into environments where we are placing tables that have longer trials because they are kind of more significant jurisdictions.

Clint Morrison - Feltl and Company - Analyst

Yes, okay. So in terms of actual I guess kind of mature tables that are actually being out there and being used, you are not -- you are saying you are not seeing a lower revenue run rate and so forth. It's more the trial period issue?

Chris Halligan - PokerTek, Inc. - CEO

Newer tables always sort of ramp to kind of the right revenue level. And so every time we have significant growth in the table count, you will see that impact revenues in terms of licenses. So it's kind of a combination of the two.

Clint Morrison - Feltl and Company - Analyst

Okay. Good. That takes care of me. Thank you.

Operator

Calvin [Horey], Horey Capital.

Calvin Horey - Horey Capital - Analyst

It's just regarding the competitive environment in the casino business, have you guys seen Lightning Pro at all?

Chris Halligan - PokerTek, Inc. - CEO

Certainly. We know who they are we've seen them from time to time.

Calvin Horey - Horey Capital - Analyst

Have you lost any business to them?

Chris Halligan - PokerTek, Inc. - CEO

We have a pretty significant regulatory advantage, I think, that helps us along quite a bit. And customers who evaluated the products side-by-side I think view our product as something that has a more robust back end. But we respect those guys and we see them from time to time. And they are not -- I don't think they are as significant an issue for us as our own internal execution, and our focus on customer success. So it's not something that is a primary concern. It's something we're aware of though.

Calvin Horey - Horey Capital - Analyst

As far as you know, they don't have any Lightning Pro only poker rooms. You guys are the only ones that have that, right?

Chris Halligan - PokerTek, Inc. - CEO

No, they don't. Our standard for declaring something a 100% PokerPro room is that it be four or more tables and that it be 100% automated. So I don't know. There may be an installation where they have one or two tables that are by themselves but I just don't know.

Calvin Horey - Horey Capital - Analyst

Okay. All right, great. That's it. Thanks.

Operator

Currently no other questions. (OPERATOR INSTRUCTIONS).

Chris Halligan - PokerTek, Inc. - CEO

Well, everyone, we appreciate your time. If there no other questions, we're optimistic about our future and we appreciate your support of the Company.

Operator

Ladies and gentlemen, this does conclude today's presentation. You may now disconnect. Thank you very much and have a great evening.